Exhibit 23.1

Exhibit 23.1 – Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the O’Reilly Automotive, Inc. Stock Purchase Plan of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of O’Reilly Automotive, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of O’Reilly Automotive, Inc. and Subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

March 11, 2009